February 13, 2008

First Street Hospital
4801 Bissonnet Street
Bellaire, TX 77401

Attention:  Walter LeLeux

Dear Mr. LeLeux:

This is written to amend that certain contract by and between First Street Hospital, a Texas Limited partnership (herein referred to as “First Street”) and Vital Weight control, Inc. (herein referred to as “Vital”), dated march 22, 2006, said contract being herein referred to as “the Contract”.  This amendment to the Contract is made necessary by the fact that First Street has leased an office at 101 Vision Park Blvd, Suite 200, Shenandoah, Texas 77384 (such office is herein referred to as “the New Office”), and First Street has requested that Vital operate the New Office as part of its NeWeigh program for the surgical treatment of morbid obesity.  It is the purpose of this letter to amend the Contract in such a manner so that the terms and conditions of Vital’s operation of the New Office on behalf of First Street shall be covered under the terms of the Contract and under the provisions of this letter of Amendment to Contract.

Therefore, beginning on the effective day of this letter, as hereinafter set forth, Vital agrees to operate its NeWeigh program for the surgical treatment of morbid obesity in a second location that shall be at the New Office.  The terms and conditions under which NeWeigh agrees to operate its program at the New Office shall be identical to those terms and conditions contained in the Contract, except only for the following:

1.	The term of the contract shall be extended for a period of one year as to both the New Office and the existing office located at 8111 N. Stadium Dr., Houston, TX 77054.

2.
The compensation provision of the Contract shall be amended so that Vital shall receive the following compensation which shall not be in lieu of, but which shall be in addition to the compensation presently received by Vital under the terms of the Contract:

•	The sum of ~~1~~00,000.00 to be paid to Vital on February 15, 2008, and

(2 is handwritten over the 1 that is struck through above and initialed by JV and DLC)

~~•~~	~~The sum of $200,000.00 to be paid to Vital on the first day of each and every calendar month for the unexpired term of the Contract with the first such payment to be made on March 1, 2008.~~

(the following is handwritten in place of the struck through paragraph above – The payments of $200,000.00 per month for the Stadium office shall continue to be due and payable on the 1st day of the calendar month.  The payment of $200,000.00 per month for the new office shall be due and payable on the 15th of the calendar month. – the handwritten note is initialed by DC and JV)

Other than as afore state expressly to the contrary, all of the other terms and provisions of the Contract shall remain unchanged and in full force and effect.

The effective date of this Amendment to Contract shall be February 15, 2008.

Sincerely,

Vital Weight Control, Inc.

/s/Diane Crumley

Diane Crumley, President

Accepted and approved this 15th day of February, 2008.

First Street Hospital, a Texas Limited Partnership

/s/Jacobo Varon, General Partner